Pricing Supplement Number 4, dated December 14, 1998              Rule 424(b)(3)
(To Prospectus dated December 7, 1998 and      File Nos. 333-00801 and 333-66981
Prospectus Supplement dated December 8, 1998)                   CUSIP: 86732PAA6

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
                           SUNDSTRAND CORPORATION
                      MEDIUM-TERM NOTES - FIXED RATE NOTE
------------------------------------------------------------------------------------
PRINCIPAL AMOUNT:  $55,500,000.00           INTEREST RATE:   5.60% per annum
------------------------------------------------------------------------------------
AGENTS DISCOUNT OR COMMISSION:  $69,375.00  STATED MATURITY DATE:   OCTOBER 15, 1999
------------------------------------------------------------------------------------
NET PROCEEDS TO ISSUER:   $55,430,625.00    ORIGINAL ISSUE DATE:  DECEMBER 17, 1998
------------------------------------------------------------------------------------

INTEREST PAYMENT DATES:  June 1, 1999 and on the Stated Maturity Date

REDEMPTION:
 X   The Notes cannot be redeemed prior to the Stated Maturity Date.
---
     The Notes may be redeemed prior to the Stated maturity Date.
---
      Initial Redemption Date:  not applicable
      Initial Redemption Percentage:       %
                                     -----
      Annual Redemption Percentage Reduction:      % until Redemption
                                             -----
       Percentage is 100% of the principal amount

OPTIONAL REPAYMENT:
 X   The Notes cannot be repaid prior to the Stated Maturity Date.
---
     The Notes may be repaid prior to the Stated Maturity Date at the option
---   of the holder of the Notes.
       Optional Repayment Dates:  not applicable
       Repayment Price:       %
                        -----
CURRENCY:
     Specified Currency: U.S. dollars
      (If other than US dollars, see attached)
     Minimum Denominations:  not applicable
      (Applicable only if Specified Currency is other that U.S. dollars)

ORIGINAL ISSUE DISCOUNT:     Yes   X  No
                         ---      ---
     Total amount of OID:  not applicable
     Yield to Maturity:  not applicable
     Initial Accrual Period:  not applicable

FORM:     X  Book Entry          Certificated
         ---                 ---
AGENTS:   X  Merrill Lynch & Co.                       X  First Chicago Capital Markets, Inc.
         ---                                          ---
          X  NationsBanc Montgomery Securities LLC        Other:
         ---                                          ---

AGENTS ARE ACTING IN THE CAPACITY AS INDICATED BELOW:
     As Agent: The Notes are being offered at a fixed initial offering price
---   of      % of Principal Amount
         ----
 X   As Principal:
---
     X  The Notes are being offered at varying prices related to prevailing
    ---  market prices at the time of resale.
        The Notes are being offered at a fixed initial public offering price of
    ---       % of the principal amount.
         ----

OTHER PROVISIONS:
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        The Agents have agreed to purchase, severally and not jointly, the following aggregate principal amount of the Medium-Term Notes set forth opposite their names below:



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
                                                             Principal Amount of
                                                             ------------------
               Name                                          Medium-Term Notes
               ----                                          ------------------

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.........................................$36,075,000

First Chicago Capital Markets, Inc................................ 9,712,500

NationsBanc Montgomery Securities LLC............................. 9,712,500
                                                                   ---------

        Total....................................................$55,500,000
                                                                 ===========

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